Exhibit 10.15

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

(By and Between California Bank of Commerce and Thomas A. Sa)

This Executive Supplemental Compensation Agreement (hereinafter “Agreement”) is executed and entered into as of January 31, 2020, by and between California Bank of Commerce (hereinafter the “Bank” or the “Employer”), a state-chartered commercial bank with its principal offices located in the city of Lafayette, California, and Thomas A. Sa, an executive officer of the Bank (“Executive”) and was effective as of the Effective Date.

WHEREAS, it is deemed to be in the best interests of the Employer to provide Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce Executive to remain in the Bank’s employ;

WHEREAS, Executive and the Employer wish to specify in writing the terms and conditions upon which these certain fringe benefits will be provided to Executive;

WHEREAS, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for Executive, who is a member of management and a highly compensated employee within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, this Agreement satisfies the Employer’s obligations to provide Executive with a supplemental executive retirement plan under Paragraph 7 of that certain Employment Agreement, dated as of May 20, 2019, by and between the parties (the “Employment Agreement”); and

WHEREAS it is the intent of the parties hereto that this Agreement be compliant with the requirements of IRC 409A.

NOW, THEREFORE, in consideration of the past employment performance and the services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Employer agree as follows:

1.0        Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. In addition, in the event of any ambiguity, then any terms herein shall be interpreted so as to be compliant with IRC 409A.

1.1        Accrued Liability Balance. The “Accrued Liability Balance” (“ALB”) shall mean the liability accrued by the Bank in order to fully fund the future benefit payments associated with this Agreement. In general, the ALB shall reflect “Minimum Monthly Contributions” (addressed in Paragraphs 1.3 and 4.1) and “Annual Incentive Contributions” (addressed in Paragraphs 1.3 and 4.2). The Accrued Liability Balance shall reflect all Minimum Monthly Contributions within fifteen (15) days of the month’s end, or, in the case of an Annual Incentive Contribution, by no later than sixty (60) days following the close of a given Service Period year.

1.2        Accrued Liability Balance Interest Rate. Until such time as Executive Separates From Service, becomes Disabled or forfeits a benefit by operation of this Agreement, the ALB shall be credited with interest compounding monthly at the Accrued Liability Interest Rate (“ALB Interest Rate”) which shall be determined as follows: ALB Interest Rate shall be the greater of four point two five percent (4.25%) or the discount rate used by the Bank to account for other nonqualified retirement plans.

1.3        Accrued Liability Balance Contributions. The term “Accrued Liability Balance Contributions” (“ALB Contributions”) shall refer to both those mandatory “Minimum Monthly Contributions” specified in Paragraph 4.1, as well as those “Annual Incentive Contributions” specified in Paragraph 4.2. Other than as provided in Paragraph 1.22, Accrued Liability Balance Contributions shall cease upon Separation From Service or the triggering of any payment event under Section 5.

1.4        Administrator. The Bank shall be the “Administrator” of this Agreement.

1.5        Bank Performance Plan. The “Bank Performance Plan” (“BPP”) defines the performance criteria to be used to measure the annual financial performance of the Bank and the Annual Incentive Contribution amount to be made under this Agreement (as approved by the Committee). A copy of the 2019 BPP goals is attached hereto and incorporated by reference herein as “Exhibit A”, and the Annual Incentive Contribution amount shall be pro-rated for 2019 to address partial year participation in the Plan. For years after 2019, the BPP goals will either remain as specified for the prior Service Period or will be modified by the Committee following consultation with Executive. Any changes to the BPP goals will be provided to the Executive in a timely manner.

1.6        Change in Control. A Change in Control shall include any of the following (and for the purposes of this provision, the term “corporation” shall mean the “Bank” as defined above):

A.

Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.	Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C.

Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a change in control event with respect to the Executive, the change in control event must relate to (i) the corporation for which the Executive is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

1.7        Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8        Committee. The term “Committee” shall mean the Compensation Committee of the board of directors of California BanCorp, a California corporation and the sole shareholder of the Bank.

1.9        Designated Beneficiary(ies). The terms “Designated Beneficiary(ies)” or “Beneficiary(ies)” shall mean any individual(s) or entities designated to receive any amount due or outstanding to Executive or payable upon his death under this Agreement. The Beneficiary(ies) shall be designated in accordance with the provisions of Section 6.0.

1.10      Disability/Disabled. Executive will be considered “Disabled” or have a “Disability” if it is determined by the Administrator, in a manner consistent with IRC 409A, that:

A.

Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.

Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

1.11        Effective Date. The term “Effective Date” shall mean June 1, 2019.

1.12        Employer. The term “Employer” shall mean California Bank of Commerce, any subsidiaries or affiliates thereof, or any successors thereto.

1.13        ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.14        Executive Benefit. The term “Executive Benefit” shall refer to the benefit to which Executive may be entitled to receive pursuant to this Agreement. Amounts actually received by Executive, however, shall be determined pursuant to Sections 3 through 5 (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.15        Involuntary Termination/Involuntary Separation From Service. In accordance with IRC 409A, the terms “Involuntary Termination” or “Involuntary Separation From Service” shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Bank to terminate Executive’s services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services. Involuntary Termination also includes a termination by the Employer due to Executive’s Disability but does not include termination due to death, or a Termination For Cause.

1.16        IRC 409A. The term “IRC 409A” shall refer to Section 409A of the Code and the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code.

1.17        Joint Beneficiary Agreement. The term “Joint Beneficiary Agreement” shall refer to any agreement between the parties pursuant to which a life insurance policy on the life of Executive is owned by the Bank, and pursuant to which the Bank and Executive’s designated beneficiaries will share in policy proceeds upon Executive’s death. The date of effectiveness of the Joint Beneficiary Agreement is the “JBA Date”.

1.18        Maximum Total Contribution. The term “Maximum Total Contribution” shall mean the dollar amount equal to $835,135.

1.19        Participant. The terms “Executive” and “Participant” shall be interchangeable.

1.20        Service Period. The term “Service Period” shall refer to the consecutive period of time between January 1 and December 31 of a given calendar year, during which time Executive must remain employed (shall not Separate From Service) in order to receive an Annual Incentive Contribution for such Service Period. If, however, Executive Separates From Service after October 1 of a given calendar year, then Executive shall be deemed to have completed the entire Service Period, thereby entitling him to the Annual Incentive Contribution he would have received had Separation From Service occurred on December 31 of such given year. The first Service Period covered by this Agreement shall be June 1, 2019 through December 31, 2019. Thereafter, and as stated above, a Service Period shall refer to a calendar year.

1.21        Separation From Service/Termination of Employment. The terms “Separation From Service” (“Separates From Service”) and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be defined in accordance with the provisions of IRC 409A. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if Executive has been providing services to the Employer for less than 36 months). There shall be no Separation From Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to re-employment with the Employer under an applicable statute or by contract.

1.22        Specified Employee. The term “Specified Employee” means an employee who, as of the date of his Separation From Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee of Employer as of a specified employee identification date, then Executive shall be treated as a key employee of Employer for the entire twelve (12) month period beginning on the specified employee effective date.

1.23        Termination For Cause. Separate and distinct from an Involuntary Termination, a “Termination for Cause” shall be defined as Executive’s Termination of Employment by the Bank for “Cause” as such term is defined in the Employment Agreement.

1.24        Termination For Good Reason. A Termination of Employment shall be deemed to be “For Good Reason” if Executive Separates From Service due to Good Reason as defined in the Employment Agreement. In the event of any of the forgoing circumstances, Executive shall provide notice to the Employer of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which the Employer must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days and Executive Voluntarily Terminates within two (2) years following the initial existence of the forgoing events, then such Separation From Service shall be deemed to have been a “Termination For Good Reason”.

1.25        Voluntary Termination. The term “Voluntary Termination” or “Voluntarily Terminates” shall mean a Separation From Service elected by the Executive and not as a result of (i) death or (ii) Disability or (iii) Good Reason.

2.0          Scope, Purpose and Effect.

2.1        Not a Contract of Employment. Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Employer, nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate Executive’s employment. This Agreement shall have no impact or effect the Employment Agreement, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of the Employment Agreement.

2.2        Fringe Benefit. The benefit provided by this Agreement is granted by the Bank as a fringe benefit to the Executive and is not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3        Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a bank regulator, no payment shall be made hereunder without complying with said FDIC Rules.

3.0          Payment Restrictions and Limitations.

3.1        Delay in Payments for Specified Employee in the Event of a Separation From Service and Compliance With IRC 409A. If Executive is a Specified Employee as of the date of his Separation From Service, then any nonqualified deferred compensation payment to be paid on account of his Separation From Service may not be made before the date that is six (6) months after the date of Separation From Service (or, if earlier than the end of the six (6) month period, the date of Executive’s death).

In the event payments to which Executive would otherwise be entitled during the first (1st) six (6) months following a Separation From Service are subject to this six (6) month delay in payment, then such payments shall be accumulated and paid on the first (1st) day of the seventh (7th) month following the date of Separation From Service. Payments will then continue thereafter as called for pursuant to the terms of this Agreement.

3.2        Change in Time or Form of Distributions. Executive and the Bank may amend this Agreement to change the timing or form of distributions, however any such amendment must comply with IRC Section 409A, including the following:

A.	A modification may not accelerate the time or schedule of any distribution, except as provided in IRC 409A;

B.	A modification must be made at least twelve (12) months prior to the first scheduled distribution;

C.	A modification must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

D.	A modification may not take effect until twelve (12) months has elapsed.

3.3        Withholding of Payroll Taxes. Employer shall withhold from payments made hereunder any taxes required to be withheld from Executive’s wage under federal, state or local law.

3.4        Payments Pursuant to Only One Provision Below. Executive Benefit payments due hereunder shall be determined and payable under this Agreement pursuant to only one (1) provision herein. The date and circumstances of Executive’s Separation From Service or Disability shall determine which paragraph shall be used to calculate the Executive Benefit payment due and shall be based on the first of the following to occur.

4.0          Contributions to the ALB.

4.1        Minimum Monthly Contributions to the ALB. The parties agree to the following Minimum Monthly Contributions shown in the chart below in order to achieve the intended ALB by no later than December 31, 2023. Notwithstanding the foregoing, the Minimum Monthly Contributions to the ALB shall be required only until such time as the ALB reaches the Maximum Total Contribution. There shall be no additional Minimum

Monthly Contributions to the ALB required after the point in time at which the ALB has reached the Maximum Total Contribution. Subject to the foregoing limitations, Minimum Monthly Contributions to the ALB shall be as follows:

Time Period	Minimum Monthly Contribution

Each calendar month between and including June 2019 through December 2019 (with the ALB crediting occurring on January 31, 2020)	$23,861

Each calendar month between and including January 2020 through December 2023 (with the ALB crediting occurring on last day of each month)	$13,919

The earlier of January 1, 2024 or the ALB reaching the Maximum Total Contribution	There shall be no more Minimum Monthly Contributions

4.2        Additional Annual Incentive Contributions to ALB.

A.

Annual Incentive Contribution Amounts. In addition to the Minimum Monthly Contributions required above, commencing with Service Period year 2020 and continuing until such time as the ALB reaches the Maximum Total Contribution, the Bank shall also make an additional Annual Incentive Contribution to the ALB solely based on the satisfaction of such BPP goals for each Service Period year through and including the Service Period year expiring on December 31, 2023. The Annual Incentive Contribution shall be calculated as a percentage of the total Minimum Monthly Contribution required annually above under Paragraph 4.1 [$167,028 ($13,919 X 12)]. Based on the satisfaction of the performance goals, the Annual Incentive Contribution amount ranges between zero percent (0%) and one hundred percent (100%) of the annualized Minimum Monthly Contribution as shown in the table below. In no event shall the Annual Incentive Contribution cause the aggregate Employer contributions to the ALB to exceed the Maximum Total Contribution.

% of BPP Achieved in a given Service Period	Annual Incentive Contribution to ALB (expressed as a % of the total Minimum Monthly Contribution required annually) ($167,028)
0-100%	0%
115%	30%
125%	50%
135%	75%
140%	100%

It is intended that the foregoing chart provides benchmark contribution amounts based on the percentage of BPP goals achieved, and percentage of BPP achieved between the above percentages in left columns will use linear interpolation to determine the Annual Incentive Contribution amounts to the ALB in the right column (up to 140%).

5.0	Payment of Executive Benefits.

5.1        Separation From Service On or Before December 31, 2023.

A.

Accelerated Contribution. If, on or before December 31, 2023, (i) Executive’s employment is Involuntarily Terminated, (ii) Executive Terminates For Good Reason, (iii) Executive dies before both the JBA Date and his Separation From Service (a “Qualifying Death”), or (iv) there is a Change in Control, then the ALB shall then be credited with an additional amount as needed so that its aggregate balance equals the Maximum Total Contribution.

B.

Payment for Any Separation From Service On or Before December 31, 2023. If Executive either Separates From Service (other than due to a Termination For Cause) or experiences a Qualifying Death in each case on or before December 31, 2023, then Executive shall receive the Executive Benefit specified below in this Paragraph 5.1B based on the value of the ALB on the Separation From Service. For avoidance of doubt, this Paragraph 5.1B Executive Benefit shall not be provided if Executive Separates From Service due to his death which was not a Qualifying Death or due to a Termination For Cause. The ALB as of the Separation From Service date shall be used to determine the value of a ten (10) year annuity (using a discount rate that is equal to the interest then used by the Bank to credit the ALB) with payments commencing the first day of the first month following the Separation From Service. This annual amount shall then be used to calculate the amount of twelve (12) substantially equal monthly payments. This monthly amount shall then be paid to Executive commencing on the first day of the first month following Separation From Service and shall continue to be paid on the first day of each month for ten (10) years (120 months) thereafter.

C.

Termination For Cause On or Before December 31, 2023. If Executive is Terminated For Cause on or before December 31, 2023, then he shall forfeit any and all rights to any Executive Benefit under this Agreement.

5.2        Separation From Service or Disability On or After January 1, 2024.

A.

Separation From Service On or After January 1, 2024. If Executive Separates From Service for any reason other than due to his death which was not a Qualifying Death on or after January 1, 2024, then Executive shall receive his Executive Benefits under this Agreement in the same time and manner as under Paragraph 5.1B.

5.3        Death and Separation From Service.

A.

Death Before Separating From Service. If Executive’s Separation From Service occurs due to his death (other than under Paragraph 5.3C), then notwithstanding anything to the contrary there shall be no Executive Benefits payable to Executive under this Agreement.

B.

Death After Separating From Service. In the event Executive dies after he has Separated From Service and he was entitled to an Executive Benefit pursuant to the provisions of Paragraphs 5.1B or 5.2A, then any then unpaid Executive Benefit payments shall be made to Executive’s designated Beneficiary(ies) in the same amount and on the same schedule as Executive would have received had he survived.

C.

Qualifying Death. If Executive experiences a Qualifying Death, then his beneficiaries shall receive the benefits of both (x) Paragraph 5.1A (if such death occurred before January 1, 2024) and (y) Paragraph 5.1B or 5.2A, as applicable..

6.0        Beneficiary Designation.

6.1      Beneficiary Designation. Executive shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution to the Executive of the benefits due to him under this Agreement. Each Beneficiary designation shall be in a written form approved by the Bank and will be effective only when filed with the Bank during the Executive’s lifetime. Attached hereto as “Exhibit B” is a Beneficiary Designation Form approved by the Bank. The Bank reserves the right to modify such Beneficiary Designation Form as it deems necessary in the future.

6.2      Amendments to Beneficiary Designation. Any Beneficiary Designation Form may be changed by Executive without the consent of any Designated Beneficiary by the filing of a new Beneficiary Designation Form with the Bank. The filing of a new Beneficiary Designation Form will cancel all Beneficiary designations previously filed. If an Executive’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.3        No Beneficiary Designation. In the absence of an effective beneficiary designation, or if all Designated Beneficiaries predecease Executive or die prior to complete distribution of the Executive Benefit, then Executive’s designated Beneficiary shall be deemed to be Executive’s lawful spouse or registered domestic partner, or if none exists, Executive’s estate.

6.4        Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Bank shall have the right to withhold such payments until this matter is resolved to the satisfaction of the Bank. In the event of any such doubt or dispute, the Bank reserves all rights to file an interpleader action or to require a court decree or order directing the payment of benefits or to require indemnification from any claimant or to require claimants to otherwise finally resolve such claims prior to the Bank paying any benefits under this Agreement.

6.5        Effect of Payment to the Beneficiary. Payment to the Designated Beneficiary shall fully and completely discharge the Bank from all further obligations under this Agreement.

7.0        Administration.

7.1        Committee and Duties. This Agreement shall be administered by the Committee (also referred to herein as the “Administrator”). The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision.

7.2    Agents. In the administration of this Agreement, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3    Binding Effect of Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement and shall receive maximum deference under applicable law.

7.4    Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Agreement, except in the case of gross negligence or willful misconduct.

8.0        Claims Procedure.

8.1        Dispute Over Benefits. In the event a dispute arises over the benefits under this Agreement and benefits are not paid to the Executive or to the Executive’s Beneficiary(ies), if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

A.	Written Claim. The Claimant may file a written request for such benefit to the Administrator.

B.

Claim Decision. Upon receipt of such claim, the Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)	A description of any additional information or material necessary for Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken if Claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.

Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or in its entirety), then Claimant (or their duly authorized representative) may file with the Administrator, a written request for a full and fair review of the denial of the claim. In the case of disability benefits where a medical judgment was part of the basis of the adverse benefit determination, the review shall include a consultation with an independent health care professional.

Claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits.

D.

Decision on Review. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;

(ii)	Reference the specific provisions of the Agreement on which the denial is based;

(iii)

A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits; and

(iv)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a).

E.

Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying Claimant regarding benefit determinations shall be reduced as required by 29 CFR 2560.503-1 (within a reasonable period of time, but not to exceed forty-five (45) days, subject to no more than two (2) thirty (30) day extensions if necessary due to matters beyond control of the Agreement and subject to proper notice being given). In the event any extension is required, then notice of such extension shall specify the standards on which the entitlement to a benefit is based, all unresolved issues that prevent a decision on a claim, the additional information needed to resolve those issues, and claimant shall be afforded at least forty-five (45) days in which to provide the specified information.

Additionally, all disability claims shall be handled in a manner which is compliant with the Department of Labor Rules, including but not limited to the following:

(i)	Claims and appeals will be adjudicated in a manner designed to ensure independence and impartiality of the persons involved in making the benefit determination;

(ii)

All benefit denial notices shall contain a complete discussion of why the claim was denied and the standards applied in reaching the decision, including the basis for disagreeing with the views of health care professionals, vocational professionals, or the Social Security Administration;

(iii)

Claimant shall have the right to access to the entire claim file and other relevant documents, and shall be guaranteed the right to present evidence and testimony in support of their claim during the review process;

(iv)	Claimant shall be given notice and a fair opportunity to respond before denials at the appeals stage are based on new or additional evidence or rationales;

(v)

Claimant is not prohibited from seeking court review of a claim denial based on a failure to exhaust administrative remedies under the Agreement if the Agreement failed to comply with the claims procedure requirements (unless the violation was the result of a minor error);

(vi)	Certain rescissions of coverage are to be treated as adverse benefit determinations triggering the Agreement’s appeals procedures; and

(vii)	All required notices and disclosures issued hereunder shall be written in a culturally and linguistically appropriate manner.

8.2        Arbitration of Disputes. Other than any claim which must be brought in accordance with the requirements established by ERISA, all unresolved claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion shall be resolved by binding arbitration before an arbitrator selected by the mutual agreement of the parties (unless prohibited by ERISA). Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and in no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by the Judicial Arbitration & Mediation Services. Any award rendered by the arbitrator shall be final and binding upon the successors and assigns and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of the California Rules of Civil Procedure. Any arbitration hereunder shall be conducted in Lafayette, California, unless otherwise agreed to by the parties.

8.3        Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration and legal fees incurred pursuant to this Agreement; and (b) if either party prevails, he/it shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered.

9.0          Miscellaneous.

9.1        Unfunded Plan. This Agreement is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, this Agreement shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that this Agreement constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

9.2    Status as an Unsecured General Creditor and Rabbi Trust. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon Executive’s request, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

9.3         Non-assignability. Neither Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or any other person, nor be transferable by operation of law in the event of Executive’s or any other person’s bankruptcy or insolvency.

9.4        Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between Employer and the Executive, and the Executive (or his beneficiary, if applicable) shall have no rights against Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Agreement shall be deemed to give the Executive the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

9.5        Protective Provisions. Executive will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefit hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

9.6        Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

9.7        Captions. The captions of the sections, and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.8        Governing Law. The provisions of this Agreement shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of California.

9.9      Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank.. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

9.10      Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

9.11      Validity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and this Agreement shall remain in full force and effect notwithstanding such partial invalidity.

9.12      Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

9.13      Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRC 409A.

9.14      Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; if by electronic delivery or email upon transmission to the email address previously provided by the party to whom the email is transmitted as reflected in the records of the party transmitting the email and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:

California Bank of Commerce

1300 Clay Street, Fifth Floor

Oakland, California 94612

Attention: Chief Executive Officer

If to the Executive:

To Executive’s address as shown on the Bank’s records.

9.15      Code Section 280G and IRC 409A. Paragraph 24 of the Employment Agreement shall govern and control in the event this Agreement or any benefits provided hereunder may be parachute payments under Code Section 280G. Paragraph 25 of the Employment Agreement shall apply to this Agreement and shall control and govern with respect to any matters involving IRC 409A.

9.16      Opportunity To Consult With Independent Advisors. Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, IRC 409A, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself, and his heirs, Beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

10.0          Amendment and Agreement Termination.

10.1    Entire Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party with respect to the terms of this Agreement.

10.2      Amendments. This Agreement may be amended only by a written agreement signed by the Bank and Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation IRC 409A and any and all regulations and guidance promulgated thereunder. Additionally, the Bank may unilaterally amend this Agreement in order to effectuate a plan termination as provided below in Paragraph 10.3.

10.3          Plan Terminations. The Bank may terminate this Agreement as provided by, and in accordance with, those plan termination restrictions imposed by IRC 409A. In the event this Agreement is terminated at any time before May 1, 2024 under the prior sentence, then Executive shall receive the accelerated contributions under Paragraph 5.1A immediately prior to any such action taken to irrevocably terminate this Agreement in accordance with IRC 409A.

CALIFORNIA BANK OF COMMERCE

By:	/s/ Steven E. Shelton

Name:	Steven E. Shelton

Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Thomas A. Sa
Thomas A. Sa

EXHIBIT A

BANK PERFORMANCE PLAN

To be determined annually.